UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                             (Amendment No._2_)*


                                Contango Oil & Gas Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   21075N204
                        ------------------------------
                                 (CUSIP Number)

                                    September 4, 2008
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the box to designate the rule pursuant to which this Schedule is filed:

[X ] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendm16ent containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 21075N204
          ---------
-------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS.


    Sellers Capital Master Fund, Ltd.
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [x]
    (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY
-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION  Cayman
-------------------------------------------------------------------------------


              5    SOLE VOTING POWER 3,070,854
NUMBER OF     -----------------------------------------------------------------
SHARES
BENEFICIALLY  6    SHARED VOTING POWER -0-
OWNED BY      -----------------------------------------------------------------
EACH
REPORTING     7    SOLE DISPOSITIVE POWER 3,070,854
PERSON WITH   -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER  -0-
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  3,070,854
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  18.9%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
    PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

1  NAMES OF REPORTING PERSONS.


    Sellers Capital, LLC.
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [x]
    (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY
-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION  Illinois
-------------------------------------------------------------------------------


              5    SOLE VOTING POWER 13,235
NUMBER OF     -----------------------------------------------------------------
SHARES
BENEFICIALLY  6    SHARED VOTING POWER -0-
OWNED BY      -----------------------------------------------------------------
EACH
REPORTING     7    SOLE DISPOSITIVE POWER 13,235
PERSON WITH   -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER  -0-
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  13,235
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  0.01%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
    PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

1  NAMES OF REPORTING PERSONS.


    Praetorian Value Fund, LLC.
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [x]
    (b) [ ]
-------------------------------------------------------------------------------
 3  SEC USE ONLY
-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION  Delaware
-------------------------------------------------------------------------------


              5    SOLE VOTING POWER 50,000
NUMBER OF     -----------------------------------------------------------------
SHARES
BENEFICIALLY  6    SHARED VOTING POWER -0-
OWNED BY      -----------------------------------------------------------------
EACH
REPORTING     7    SOLE DISPOSITIVE POWER 50,000
PERSON WITH   -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER  -0-
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  50,000
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  0.34%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
    PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


Item 1

    (a)  Name of Issuer  Contango Oil & Gas Inc.
    (b)  Address of Issuer's Principal Executive Offices
         3700 Buffalo Speedway #960, Houston, TX 77098
Item 2

    (a)  Name of Person Filing  Sellers Capital Master Fund, Ltd.

    (b) Address of Principal Business Office or, if none, Residence 311 S Wacker Dr, Ste 925, Chicago, IL 60606

    (c)  Citizenship  Cayman

    (d)  Title of Class of Securities  Common Stock

    (e)  CUSIP Number  21075N204

Item 3. If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

    (a)  [  ]  Broker or dealer registered under section 15 of the Act

    (b)  [  ] Bank as defined in section 3(a)(6) of the Act

    (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

    (e)  [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j)  [x] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

                      3,134,089 shares

(b) Percent of class:

                      19.4%

    (c)  Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

                       3,134,089

(ii) Shared power to vote or to direct the vote

                       -0-

(iii) Sole power to dispose or to direct the disposition of

                       3,134,089

(iv) Shared power to dispose or to direct the disposition of

                       -0-

Instruction. For computations regarding securities which represent a right to acquire an underlying security see 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

N/A.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

This Schedule 13G is being filed by Sellers Capital Master Fund, Ltd., Praetorian Value Fund, LLC, and Sellers Capital LLC, on behalf of separate accounts it manages.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A.

Item 8.  Identification and Classification of Members of the Group.

N/A.

Item 9.  Notice of Dissolution of a Group

N/A.

Item 10.  Certification


              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           Sellers Capital Master Fund, Ltd.
                                         ----------------------------------
                                            September 4, 2008 Date

                                             /s/ Mark Sellers III
                                                 Managing Member,
                                                 Sellers Capital LLC,
                                                 Managing Member of the Fund

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)